EXHIBIT 5.1 and EXHIBIT 23.2

THOMPSON HINE LLP

335 Madison Avenue, 12th Floor

New York, NY 10017

Telephone (212) 752-9700344-5680

Facsimile (212)980-5192344-6101

April 2, 2012

China Films Technology Inc.

Yunmeng County Economic and

Technological Development Zone

Firsta Road

Yunmeng County, Hubei Province

People’s Republic of China 432500

Gentlemen:

 We have acted as counsel for China Films Technology Inc., a Nevada corporation, (the "Company") in connection with its filing of a Registration Statement on Form S-1 (File No. 333-174501) (the "Registration Statement") covering an aggregate of 5,400,000 shares of the Company's common stock, $0.0001 par value (the "Shares"), to be sold by certain selling stockholders named therein.

In connection with this matter, we have examined the originals or copies certified or otherwise identified to our satisfaction of the following: (a) Certificate of Incorporation of the Company, as amended; (b) By-laws of the Company; and (c) the Registration Statement and all exhibits thereto.

In addition to the foregoing, we also have relied as to matters of fact upon the representations made by the Company and their representatives.  In addition, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us certified or photo static copies.

Based upon and in reliance upon the foregoing, and after examination of such corporate and other records, certificates and other documents and such matters of law as we have deemed applicable or relevant to this opinion, it is our opinion that the Company has been duly incorporated under the laws of the State of Nevada, the jurisdiction of its incorporation and has full corporate power and authority to own its properties and conduct its business as described in the Registration Statement.

1

The authorized capital stock of the Company consists of 300,000,000 shares, all having a par value of $0.0001, all of which are shares common stock.  Proper corporate proceedings have been taken to validly authorize such authorized capital stock and all the outstanding shares of such capital stock. The Shares have been duly authorized, are legally issued, fully paid, and non-assessable under the corporate laws of the State of Nevada.

We are rendering this opinion herein based on Nevada Corporation Law and the federal law of the United States of America. As used herein, the term "Nevada Corporation Law” refers the statutory provisions of Title 7, Chapter 78 of the Nevada Revised Statute, and reported judicial decisions interpreting such provisions.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our Firm in the Prospectus included therein under the caption Interests of Named Experts and Counsel”. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 (the Act”) or the rules and regulations of the Commission promulgated thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement or prospectus within the meaning of the term expert” as defined in Section 11 of the Act or the rules and regulations promulgated thereunder.

Very truly yours,

 /s/ Thompson Hine LLP

Thompson Hine LLP